EXHIBIT 99
  Internet Address:  http://www.rdgbat.com



  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000


      Reading & Bates Development Co. Enters into Partnership with Shell
                                Offshore Inc.


     July 30, 1996,    Houston,  Texas.....Reading & Bates Corporation  (RB-
  NYSE) announced that Reading & Bates Development Co., a wholly owned subsidiary of Reading & Bates Corporation, has entered into an agreement with Shell Offshore Inc. ("SOI") pertaining to SOI's East Boomvang prospect on East Breaks Blocks 688 and 732 in the Gulf of Mexico. Under the terms of the agreement, Reading & Bates Development Co. would drill an appraisal well, and, based on positive results from this delineation work, will earn a working interest and proceed with development of the field.

     Paul B. Loyd, Jr., Chairman and Chief Executive Officer of Reading & Bates Corporation stated, "We are very pleased to be participating in this project with Shell as the partnering relationship envisioned could significantly enhance shareholder value for Reading & Bates. This project advances the accomplishment of one of our key strategic goals, and we trust this venture will serve as a model for similar developments in the future. It also confirms the steady progress being made by Reading & Bates Development Co. to secure projects for offshore field development following the successful completion of the Amoco Liuhua project offshore China and, more recently, the agreement with Enserch and Mobil to develop the Green Canyon 254 Allegheny field in the U.S. Gulf of Mexico."

     Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

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